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Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Zions Bancorporation and Zions Financial Corp. for the registration of $200,000,000 fixed/floating rate guaranteed notes due May 15, 2011, and to the incorporation by reference therein of our report dated January 24, 2001, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Salt Lake City, Utah
August 6, 2001